NEWS   FROM
Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  June 24, 2008
CONTACT: Celesta M. Miracle - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Shareholders Elect Directors and Approve Company Proposals;
Board Completes CEO Transition and Names Richard W. McCullough as Chief Executive Officer;
Former CEO Steven R. Williams Will Continue as Chairman of the Board

Bridgeport, West Virginia: Petroleum Development Corporation (NASDAQ GSM:PETD) reported results of its annual meeting of shareholders held in Morgantown, West Virginia yesterday. The shareholders re-elected five directors. Richard W. McCullough and Larry F. Mazza were elected to terms ending at the shareholder’s meeting in 2010. Joseph E. Casabona, David C. Parke and Jeffrey C. Swoveland were elected to terms ending in 2011.

Shareholders also approved an amendment to the articles of incorporation for an increase in authorized shares of common stock and creation of a new class of preferred stock, and an amendment to the non-employee directors’ restricted stock plan increasing the number of authorized shares.  Finally, shareholders ratified the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2008.

Following the Annual Meeting the Board of Directors held a regular meeting.  At the recommendation of the Nominating and Governance Committee the Board unanimously voted to approve Richard W. McCullough as the new CEO of the company effective immediately. Steven R. Williams, the former CEO, will continue to serve as the Chairman of the Board, and will be employed by the Company as an Advisor through August to allow him to oversee with the completion of several ongoing projects.

Mr. Williams stated, “We have been pleased with the progress of the effort initiated and announced last December to assure a smooth transition of authority and responsibility to Rick McCullough as the new CEO.  As evidence of the success of this process, the entire Board supported transitioning the CEO title to Rick at this time.”  Mr. McCullough added “Natural gas companies are enjoying record performance and PDC is no exception. Steve, through his leadership and hard work, has positioned PDC extremely well. The future for PDC is very bright and I am excited to be a part of it. “

To listen to a replay of the audio web cast of PDC’s annual meeting of shareholders or to review the presentation from this meeting please visit www.petd.com.

About Petroleum Development Corporation
Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the exploration, production and marketing of natural gas and oil. Its operations are focused in the Rocky Mountains with additional operations in the Appalachian and Michigan Basins. PDC is included in the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of Companies in 2003.

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120 Genesis Boulevard • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597